UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): October 12, 2025

THUMZUP MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-42388	85-3651036
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10557 Jefferson Blvd., Los Angeles, CA 90232

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 403-6150

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value	TZUP	The Nasdaq Stock Market LLC

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2025, the Board of Directors (the “Board”) of Thumzup Media Corporation (the “Company”) appointed Christopher Ensey as a member of the Board effective as of October 14, 2025, to fill the vacancy created by the resignation of Robert Haag. The Board also appointed Mr. Ensey as a member of the audit committee of the Board.

Mr. Ensey, age 46, served as a senior technology and cybersecurity executive across multiple leading organizations from 2019 to 2024. Since 2023, Mr. Ensey has served as Chief Executive Officer of Alignment Engine, where he leads initiatives in AI/HPC datacenter design and GPU interconnect hardware, guiding company strategy, fundraising, and market positioning. Prior to this, as Founding Partner and Chief Technology Officer of Gulp Data from 2021 to 2023, Mr. Ensey developed and scaled an AI-driven data valuation platform, establishing robust enterprise partnerships and overseeing engineering. Mr. Ensey also served as Chief Technical Advisor to Gryphon Digital Mining (now American Bitcoin Mining Corp.) (NASDAQ: ABTC) from June 2021 to January 2024. From 2020 to 2021, he served as Chief Technology Officer at eMed, launching an FDA-authorized digital health platform that rapidly scaled to serve millions of users and resulted in six issued patents. As Chief Technology Officer of BlueVoyant between 2019 and 2020, Mr. Ensey managed global cybersecurity operations, directed a $45 million budget, and successfully reduced annual cloud expenditures. Mr. Ensey also served as Chief Operating Officer of Riot Blockchain, Inc. (now Riot Platforms, Inc.) (NASDAQ: RIOT) from January 2018 to September 2018, and as Interim Chief Executive Officer from September 2018 to February 2019. Mr. Ensey’s educational background includes degrees and certifications relevant to technology leadership and cybersecurity. Mr. Ensey is qualified to serve on the Board based on his extensive leadership and expertise in technology and cybersecurity.

Except for the grant of 150,000 shares of the Company’s restricted common stock to Mr. Ensey pursuant to the Company’s 2025 Equity Incentive Plan, the vesting of which is subject to closing of the acquisition by the Company of Dogehash Technologies, Inc. pursuant to that certain Agreement and Plan of Merger dated as of August 18, 2025 by and among the Company, TZUP Merger Sub, Inc., a wholly-owned subsidiary of the Company, and Dogehash, there are no arrangements or understandings between Mr. Ensey and any other persons pursuant to which Mr. Ensey was selected as a director. In addition, there are no related party transactions involving Mr. Ensey that are reportable under Item 404(a) of Regulation S-K.

Item 8.01 Other Events

On October 13, 2025, the Company issued a press release announcing the appointment of Christopher Ensey as a member of the Company’s Board. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

As previously disclosed, on October 8, 2025, the Company informed The Nasdaq Stock Market, LLC (“Nasdaq”) that it was not in compliance with the Nasdaq Listing Rule 5605(c) as a result of Mr. Haag’s resignation from the Company’s Board and its committees and, on October 9, 2025, the Company was notified by Nasdaq of its non-compliance. As a result of Mr. Ensey’s appointment to the Board and the audit committee of the Board, the Company currently has an audit committee composed of three independent directors as required by Nasdaq Listing Rule 5605(c).

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated October 13, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 14, 2025	THUMZUP MEDIA CORPORATION

	By:	/s/ Robert Steele
	Name:	Robert Steele
	Title:	Chief Executive Officer

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